As filed with the Securities and Exchange Commission on May 25, 2007
Registration No. 333-136681

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

International Lease Finance Corporation
(Exact name of registrant as specified in its charter)

California	22-3059110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067 (310) 788-1999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan H. Lund,
Vice Chairman and Chief Financial Officer
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067 (310) 788-1999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Boehmer, Esq. O’Melveny & Myers LLP 400 South Hope Street Los Angeles, California 90071 Telephone: (213) 430-6643 Fax: (213) 430-6407	Steven M. Ruskin, Esq. Morgan, Lewis & Bockius LLP 300 South Grand Avenue Twenty-Second Floor Los Angeles, California 90071 Telephone: (213) 612-2528 Fax: (213) 612-2554

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering.  ☐ _ _

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of
Each Class
of Securities		Proposed Maximum	Proposed
to be	Amount to be	Offering Price	Maximum Aggregate	Amount
Registered	Registered	Per Unit	Offering Price	of Registration Fee

Debt Securities	(1)	(1)	(1)	(1)

(1)	This registration statement registers an indeterminate amount of Debt Securities as may from time to time be offered at indeterminate prices. The Registrant is relying upon Rules 456(b) and 457(r) promulgated under the Securities Act of 1933, as amended, to defer payment of all of the registration fee, except for $81,721 that has already been paid with respect to securities that were previously registered pursuant to Registration Statement No. 333-120649, originally filed on November 19, 2004 by International Lease Finance Corporation and, pursuant to Rule 457(p) promulgated under the Securities Act of 1933, as amended, is applied to this registration statement.

PROSPECTUS

By this prospectus, we may offer:

Debt Securities

We may offer these securities in one or more series, with the same or different maturity dates, and at par or with an original issue discount.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

Our affiliates, including AIG Financial Securities Corp., may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise. There are no assurances that there will be a secondary market for these securities. Unless stated otherwise in the accompanying prospectus supplement, we do not intend to list any of these securities on an exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or the prospectus supplement that we have referred you to. No one is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

The date of this prospectus is May 25, 2007

Summary

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the terms of the debt securities we are offering by this prospectus, you should carefully read this prospectus and the prospectus supplement that gives the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information” on page 5 for information on us and our financial statements.

International Lease Finance Corporation

Our primary business is acquiring new and used commercial jet aircraft and leasing and selling those aircraft to domestic and foreign airlines. We also sell commercial jet aircraft for our own account, for the account of airlines and for others.

We are an indirect wholly owned subsidiary of American International Group, Inc. We are incorporated in the State of California and maintain our principal executive offices at 10250 Constellation Boulevard, Suite 3400, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

The Debt Securities We May Offer

We may sell the debt securities through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement and the pricing supplement, if one is used, will describe the specific amounts, prices and terms of the debt securities.

The Debt Securities

We may from time to time offer debt securities which are unsecured and unsubordinated obligations of our Company. These debt securities will rank equally with all of our other unsecured and unsubordinated debt.

We have summarized the general features of the debt securities below. The debt securities may be issued under an Indenture, dated as of November 1, 2000, as amended, between the Company and The Bank of New York, as trustee, referred to as the 2000 Indenture, and/or the Indenture, dated as of August 1, 2006, between the Company and Deutsche Bank Trust Company Americas, as trustee, referred to as the 2006 Indenture. These Indentures are substantially the same and the material terms of these Indentures are described in this prospectus and any accompanying prospectus supplement. Any reference in this prospectus to the “Indenture” shall be deemed to refer to each of the 2000 Indenture and the 2006 Indenture, and any reference in this prospectus to the “Trustee” shall be deemed to refer to The Bank of New York or Deutsche Bank Trust Company Americas, as applicable.

The following are general Indenture provisions that relate to the debt securities offered by this prospectus.

•	The Indenture does not limit the amount of debt that we may issue or provide a holder of debt securities offered by this prospectus with any protection from the consequences of a highly leveraged transaction involving us.

•	The Indenture allows us to merge or consolidate with another company, or sell all or substantially all of our assets to another company, subject to certain conditions. If these events occur, the other company will be required to assume our responsibilities on the debt and, in a merger or consolidation where we are not the surviving corporation or where we sell our assets substantially as an entirety, we will have no further liabilities or obligations with respect to the debt securities.

•	Upon our request to change an obligation created by the Indenture, the holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt in that series. We may also amend or supplement the Indenture for certain purposes without the consent of any holder of debt securities. However, to change any term relating to the payment of principal or interest for a series of debt securities, every holder in the affected series must consent.

•	Under certain conditions, we may discharge the Indenture at any time by depositing sufficient funds with the Trustee to pay the obligations when due. All amounts due to you on the debt would be paid by the Trustee from the deposited funds.

The following are events of default under the Indenture:

•	Our failure to pay interest for 30 days.

•	Our failure to pay principal and any premium when due.

•	Our failure to make any sinking fund payment when due.

•	Our failure to perform covenants for 60 days after receipt of notice to cure.

•	Our failure to pay our debt under any mortgage or indenture of at least $50,000,000 when due and payable other than as a result of acceleration, or which becomes due upon acceleration which is not rescinded or such debt discharged, each within 30 days after written notice to us.

•	Certain events in bankruptcy, insolvency or reorganization.

•	Any other events of default relating to a specific series of debt securities and set forth in the prospectus supplement for those debt securities.

If there is an event of default, the Trustee or holders of at least 25% of the principal amount outstanding of a series may declare the principal immediately payable for that series. However, holders of a majority in principal amount of that series may cancel this declaration.

Where You Can Find More Information

We file annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. We incorporate by reference:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2006;

(2)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

(3)	our Current Report on Form 8-K, filed March 13, 2007.

The information filed by us with the SEC in the future will update and supersede this information.

We also incorporate by reference any filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the original filing of the registration statement, of which this prospectus is part, and until our offering is completed.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Alan H. Lund
Vice Chairman and Chief Financial Officer
International Lease Finance Corporation
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
Telephone: 310-788-1999

The Company

We acquire new and used commercial jet aircraft for the purpose of leasing and selling such aircraft to domestic and foreign airlines. In terms of the number and value of transactions completed, we are a major owner-lessor of commercial jet aircraft. In addition, we resell commercial jet aircraft for our own account, for the account of airlines and for others.

We are an indirect wholly owned subsidiary of American International Group, Inc. (“AIG”).

We are incorporated in the State of California. We maintain our principal executive offices at 10250 Constellation Boulevard, Suite 3400, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

American International Group, Inc.

AIG is a holding company that, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG’s primary activities include both general and life insurance operations. Other significant activities include retirement services, financial services and asset management. The common stock of AIG is listed on the New York Stock Exchange, among others.

Neither AIG nor any of its subsidiaries will be a co-obligor or guarantor of the debt securities.

Use of Proceeds

We will use proceeds that we receive from the sale of the debt securities, together with internally generated funds, for general corporate purposes unless the prospectus supplement states otherwise. General corporate purposes will include our purchases of aircraft. We will invest any proceeds from the sale of the debt securities not immediately used in marketable securities until spent.

Prospectus Supplement

The prospectus supplement provides the specific terms of the debt securities and may differ from the general information provided in this prospectus. You should rely on the prospectus supplement if the information we provide in it is different from the information contained in this prospectus.

Description of Debt Securities

We may offer unsecured and unsubordinated debt securities (the “Debt Securities”) under the Indenture. The following is a summary of the material provisions of the Debt Securities and of the Indenture. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Debt Securities. A copy of each of the 2000 Indenture and the 2006 Indenture is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

The Debt Securities will rank equally with our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of Debt Securities that we may issue. We may issue Debt Securities in one or more series, with the same or various maturities, at par, or with original issue discount. The prospectus supplement will describe any Federal income tax consequences and other special considerations applicable to any Debt Securities issued with original issue discount.

The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities:

(1)	the title;

(2)	any limit on the aggregate principal amount of a particular series;

(3)	to whom interest on the Debt Securities should be paid if other than the registered owner;

(4)	the date or dates on which we agree to pay principal and any provision for the deferral of such date or dates;

(5)	the rate or rates of interest for the Debt Securities (which may be fixed or variable) and, if applicable, the method used to determine the rate or rates of interest, the date or dates from which interest will accrue, the dates that interest shall be payable and the record date for the payment of the interest;

(6)	the place or places where principal and interest will be payable, or the method of such payment;

(7)	the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8)	any mandatory or optional sinking fund or analogous provisions and our obligation, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof, and the period, price and terms and conditions for the redemption or repurchase;

(9)	the currency or currencies in which we agree to make payments on Debt Securities;

(10)	the method of determining amounts of principal, any premium and interest payable on the Debt Securities if these amounts are calculated in reference to an index;

(11)	the amount of principal that we will pay upon acceleration, if other than the entire principal amount;

(12)	whether we will issue the debt securities in certificates or book-entry form (see “Certificated Securities” and “Global Securities” below);

(13)	additional or modified Events of Default (as defined under the heading “Events of Default” below), if any; and

(14)	any additional terms.

Payment of Interest and Exchange

We will issue the Debt Securities of each series either in the form of one or more global securities (each a “Global Security”) registered in the name of Cede & Co. as the nominee of The Depository Trust Company (the “Depositary”), or as a certificate issued in definitive registered form (a “Certificated Security”), as set forth in the prospectus supplement. If we do not state the form of a series of Debt Securities in a prospectus supplement, we are issuing the series as a Global Security. Principal, premium, if any, and interest, if any, is to be paid to registered holders at the office of the Trustee in the Borough of Manhattan, City and State of New York or at any paying agency maintained by the Company for that purpose as described under “Global Securities” below. We may provide at our option for payment of interest to registered holders of Certificated Securities by check mailed to the address of the holder as it appears on the register for the Certificated Securities.

Certificated Securities

A holder may present Certificated Securities for transfer or exchange at the Trustee’s office or paying agencies in accordance with the terms of the Indenture unless the prospectus supplement states otherwise. There will not be a service charge for any transfer or exchange of Certificated Securities, but the transfer or exchange is subject to other limitations set forth in the Indenture.

Global Securities

Unless we tell you otherwise in a prospectus supplement, we will register each Global Security representing Debt Securities in the name of Cede & Co., as nominee of the Depositary. Cede & Co. may not transfer any Global Security, in whole or in part, to anyone except the Depositary or a nominee of the Depositary unless it is exchanged first for a Certificated Security.

The information under the headings “The Depositary” and “Book-Entry System” in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources we believe to be reliable.

The Depositary

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of the Depositary and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The Depositary Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about the Depositary can be found at www.dtcc.com.

The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

Book-Entry System

We anticipate that the following provisions will apply to all depositary arrangements unless the prospectus supplement states otherwise.

Ownership of beneficial interests in Debt Securities will be limited to Direct Participants or Indirect Participants.

Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, to the accounts of the applicable Direct Participants, the respective principal amounts of the Debt Securities represented by such Global Security. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of those Debt Securities. Purchases of Debt Securities under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on the Depositary’s records. The ownership interest of each actual purchaser of Debt Securities will be recorded on the Direct Participants’ and Indirect Participants’ records. We refer to these actual purchasers as “Beneficial Owners.” The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of the Beneficial Owners that are their customers.

Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but we expect Beneficial Owners to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are expected to be effected by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.

So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by that Global Security for all purposes under the Indenture. Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

We will make payments of redemption proceeds, principal, premium, if any, and interest on book-entry Debt Securities to the Depositary or its nominee, as the registered owner of the Global Security representing such Debt Securities. Neither we nor the Trustee or any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security, or with respect to maintaining, supervising or reviewing any records relating to a beneficial ownership interest.

We expect that the Depositary, upon receipt of any redemption proceeds or any principal, premium or interest payment, will immediately credit Direct Participants’ accounts with payments in amounts proportionate to the respective beneficial interests in the Global Security, as shown on the records of the Depositary. We also expect that payments by Direct Participants to Indirect Participants and by Direct Participant and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and accordingly will be the responsibility of the Direct and Indirect Participants and not of the Depositary, its nominee, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds or principal, premium, or interest payments to the Depositary or its nominee is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of the Depositary and disbursement of such payments to Beneficial Owners will be the responsibility of Direct and Indirect Participants.

As long as the Debt Securities are held by the Depositary or its nominee and the Depositary continues to make its same day funds settlement system available to us, all payments of principal and interest on the Debt Securities will be made in immediately available funds.

We expect that the forwarding of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among themselves, subject to any statutory or regulatory requirements which may be in effect from time to time. Neither the Depositary nor Cede & Co. will consent or vote with respect to the Debt Securities unless authorized by a Direct Participant in accordance with the Depositary’s procedures. We are advised that the Depositary’s usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to any such consent or vote. The omnibus proxy would assign Cede & Co.’s consenting or voting rights to the Direct Participants to whose accounts the Debt Securities are credited on the applicable record date, which will be identified in a listing attached to the omnibus proxy.

In the event the Depositary is unwilling or unable to continue as Depositary for a series of Debt Securities and we do not appoint a successor Depositary within 90 days, we will issue the Debt Securities in certificated form in exchange for the Global Security.

We may decide at any time not to have Debt Securities of a particular series represented by one or more Global Securities and, accordingly will issue Debt Securities representing such series in certificated form in exchange for all of the Global Security or Securities representing those Debt Securities.

Certain Covenants of the Company

Restrictions on Liens. We will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage, as defined under the heading “Certain Definitions” below:

•	upon any of our property or the property of any Restricted Subsidiary, as defined under the heading “Certain Definitions” below, or

•	upon any shares of any Restricted Subsidiary,

without ensuring that the Debt Securities are equally and ratably secured. We may also choose to secure our other indebtedness and the indebtedness of a Restricted Subsidiary ranking equally with the Debt Securities at the time we secure the Debt Securities. This limitation does not apply to:

(1)	mortgages existing on November 1, 2000 (in the case of the 2000 Indenture) or August 1, 2006 (in the case of the 2006 Indenture);

(2)	certain mortgages securing all or a part of the purchase price of property, other than property acquired for lease to another person;

(3)	mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary;

(4)	mortgages securing indebtedness for borrowed money owed by a Restricted Subsidiary to us or another Restricted Subsidiary;

(5)	mortgages on property of another corporation that are in existence at the time we or a Restricted Subsidiary acquire the property of that corporation as an entirety or substantially as an entirety, including acquisition by merger or consolidation;

(6)	any replacement of any of the items listed in clauses (1) through (5) above, provided that the principal amount of the indebtedness secured by the mortgage may not be increased and the principal repayment schedule and maturity may not be extended and the mortgage is limited to the same property subject to the mortgage replaced or property substituted therefor;

(7)	liens in connection with certain legal proceedings;

(8)	liens for certain taxes or assessments, landlord’s liens and charges incidental to the conduct of our business or the ownership of property and assets by ourselves or a Restricted Subsidiary, if the liens are not incurred in connection with the borrowing of money and do not, in our opinion, materially impair the use of that property in our business operations or the business operations of a Restricted Subsidiary or the value to the business of that property; and

(9)	mortgages not otherwise excepted above which, when aggregated with all other outstanding indebtedness for borrowed money of ours and of Restricted Subsidiaries secured by mortgages and not listed in clauses (1) through (8) above, do not exceed 12.5% of our Consolidated Net Tangible Assets, as defined under the heading “Certain Definitions” below.

Restrictions as to Dividends and Certain Other Payments. We may not pay or declare any dividend or make any distributions on any of our capital stock, except certain stock and other distributions, or make any payment ourselves or through any Restricted Subsidiary to acquire or retire shares of stock, at a time when an Event of Default has occurred and is continuing under the Indenture because:

(1)	we have failed to pay interest on the Debt Securities of that series when due and continue not to pay for 30 days;

(2)	we have failed to pay the principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption, or when due by declaration or otherwise; or

(3)	we have failed to deposit any sinking fund payment with respect to Debt Securities of that series when and as due.

Restrictions on Investments in Non-Restricted Subsidiaries. We will not, nor will we permit any Restricted Subsidiary to, invest in or transfer assets to a Non-Restricted Subsidiary if immediately after the transfer we would be in breach of or default under the Indenture.

Limited Covenants in the Event of a Highly Leveraged Transaction. Other than our covenants included in the Indenture described above and as described below in “Merger and Sale of Assets,” there are no covenants or provisions in the Indenture that afford holders protection should we participate in a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction.

Certain Definitions

Certain significant terms which are defined in the Indenture are set forth below:

“Consolidated Net Tangible Assets” means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet for us together with our Restricted Subsidiaries, after deducting:

(1)	all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in a manner where it could become payable more than one year from the date of creation thereof, shareholder’s equity and reserves for deferred income taxes,

(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case, would be included on our balance sheet, and

(3)	investments and equity in the net assets of Non-Restricted Subsidiaries.

“Mortgages” means any mortgage, pledge, lien or other encumbrance of any nature upon any property of ours or any Restricted Subsidiary.

“Non-Restricted Subsidiary” means (1) any Subsidiary designated as non-restricted by our Board of Directors in accordance with the Indenture, and (2) any other Subsidiary of which one or more Non-Restricted Subsidiaries owns, directly or indirectly, the majority of the voting stock, if a corporation, or, if a limited partnership, in which the Non-Restricted Subsidiary is a general partner.

“Restricted Subsidiaries” means all Subsidiaries other than Non-Restricted Subsidiaries. Our Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries, subject to specified conditions in the Indenture.

“Subsidiary” means any corporation, partnership or trust of which we or a Subsidiary own, or we together with one or more Subsidiaries own, directly or indirectly, more than 50% of the Voting Stock.

Merger and Sale of Assets

We may consolidate with or merge into any other Person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and another Person may consolidate or merge with us or convey, transfer or lease its properties and assets to us substantially as an entirety if the following conditions are satisfied:

(1)	the entity formed by consolidation or merger or to which such assets or properties are conveyed, transferred or leased, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes our obligations under the Indenture;

(2)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)	if our property or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, each of ourselves and such entity have taken appropriate steps to secure any of the Debt Securities equally and ratably with the securities secured thereby.

Upon such consolidation, merger or conveyance, transfer or lease, the successor entity shall be substituted for us under the Indenture and, except in the case of such a lease, we will be relieved of all obligations under the Indenture.

Amendment, Supplement and Waiver of the Indenture

We, together with the Trustee, may amend or supplement the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such amendment or supplement. Any past default by ourselves and its consequences may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such default. However, we may not enter into any amendment, supplement or waiver without the consent of the holders of all affected Debt Securities if the amendment, supplement or waiver would:

(1)	cause a change in the stated maturity of principal or any installment of principal or interest on any Debt Security;

(2)	reduce the principal amount payable or the rate of interest thereon or any premium payable upon the redemption of the Debt Security;

(3)	change the stated maturity of any Debt Security (or reduce the amount payable upon a declaration of acceleration);

(4)	change the time for payment of any interest on any Debt Security;

(5)	make any Debt Security payable in a currency other than that stated in the Debt Security; or

(6)	reduce the stated percentage of principal amount of Debt Securities whose holders must consent to such amendment, supplement or waiver.

We, together with the Trustee, may, without the consent of any holder of Debt Securities, amend or supplement the Indenture for purposes including:

(1)	to evidence our succession by another corporation;

(2)	to add covenants or additional Events of Default for the benefit of the holders of all or any series of Debt Securities;

(3)	to cure any ambiguity;

(4)	to correct any provision of the Indenture inconsistent with other provisions or make any other provision which does not adversely materially affect the interests of the holders of Debt Securities; or

(5)	to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding issued prior to such change or elimination and entitled to the benefit of such provision.

Events of Default

The Indenture defines an Event of Default as being any one of the following occurrences:

(1)	our failure to pay any installment of interest on the Debt Securities of that series when due and payable, and the continuation of our failure to pay for 30 days;

(2)	our failure to pay all or any part of the principal and premium, if any, on the Debt Securities of that series when due at maturity, when due upon redemption, or when due by declaration or otherwise;

(3)	our failure to deposit any sinking fund payment for that series of Debt Securities when and as due;

(4)	our default in the performance of any other covenant contained in the Indenture (except as to covenants included in the Indenture not for the benefit of that particular series of Debt Securities) continued for 60 days after written notice;

(5)	our default under any mortgage, indenture (including the Indenture) or instrument under which indebtedness for borrowed money is issued or is secured or evidenced, which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration) or results in indebtedness for borrowed money in the aggregate of $50,000,000 or more becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness for borrowed money is not discharged within 30 days after written notice to us by the Trustee, or notice to each of ourselves and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

(6)	certain events in bankruptcy, insolvency or reorganization; or

(7)	any other events of default provided with respect to the Debt Securities.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of each affected series may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the Debt Securities of each affected series.

The holder of any Debt Security of a series will not have any right to institute any proceeding with respect to the Indenture or remedies thereunder, unless

(1)	the holder previously gives the Trustee written notice of an Event of Default,

(2)	the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have also made such written request to the Trustee and offered the Trustee satisfactory indemnity to institute such proceeding as Trustee, and

(3)	the Trustee for 60 days shall have failed to institute such proceeding.

However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal, premium, if any, and interest on such Debt Security on or after the applicable due date, may not be impaired or affected without such holder’s consent.

The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such Holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest), if it determines that withholding notice is in their interests.

We are required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether any default under the Indenture occurred during the fiscal year.

Defeasance and Covenant Defeasance

We may discharge our obligations under the Indenture with respect to any series of Debt Securities other than:

1. our obligation to register, transfer and exchange certificated Debt Securities;

2. our obligations with respect to mutilated, destroyed, lost or stolen certificated Debt Securities;

3. our obligations to maintain an office or agency in the place designated for payment of the Debt Securities and with respect to the treatment of funds held by paying agents; and

4. certain obligations to the Trustee.

We refer to this as a “defeasance.” We may also be released from the restrictions described under the heading “Certain Covenants of the Company” above and any other restrictions identified in the applicable prospectus supplement with respect to a series of Debt Securities. We refer to this as “covenant defeasance.”

The conditions we must satisfy for defeasance or covenant defeasance include the following:

A.	We must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of the Debt Securities of that series. The trust funds must consist of money or U.S. Government Obligations, as defined below, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal, premium, if any, and interest on the Debt Securities of that series.

B.	No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities of that series has occurred and is continuing on the date we make the deposit and, for certain purposes, has occurred during the period ending on the 123rd day after the date of the deposit, or any longer preference periods.

C.	The defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the Indenture.

D.	The defeasance or covenant defeasance will not result in a breach or violation of the Indenture or other material agreements or instruments or cause the Debt Securities of that series, if listed on a national securities exchange, to be delisted.

In the case of defeasance, we are also required to deliver to the Trustee an opinion of counsel stating that we have received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the date of the Indenture there has been a change in the applicable Federal income tax law, such that the holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance. The ruling must provide that the holders of the outstanding Debt Securities to be defeased will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

In the case of a covenant defeasance, we are required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for Federal income tax purposes as a result of the covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

“U.S. Government Obligations” is defined in the Indenture as securities that are:

(a)	direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depositary receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to that U.S. Government Obligation or a specific payment of principal of or interest on that U.S. Government Obligation held by the custodian for the account of the holder of the depositary receipt.

The Trustee

We may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee and its affiliates in the ordinary course of business. Affiliates of the Trustee may participate as underwriters, agents or dealers in offerings of our securities.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Certain U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax considerations generally of importance to holders of Debt Securities. With respect to a specific series of Debt Securities, the prospectus supplement relating to such series of Debt Securities may contain additional discussion regarding the U.S. federal income tax considerations with respect to that series of Debt Securities that will supplement or supersede this general discussion. This summary only applies to persons that purchase Debt Securities at their issue price as part of the original issuance of the Debt Securities.

This summary discusses only Debt Securities held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not discuss tax considerations that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt investors, traders in securities that elect to mark to market, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks, or as a position in a straddle, hedge, conversion transaction or other integrated transaction for tax purposes, U.S. expatriates or persons treated as residents of more than one country, persons who acquire or for income tax purposes are deemed to have acquired Debt Securities in an exchange or for property other than cash, holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, persons subject to the alternative minimum tax, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding Debt Securities through any such entities. The discussion below is based on existing provisions of the Code, judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the Debt Securities, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

If a partnership or other entity treated as a partnership for U.S. tax purposes holds Debt Securities, the tax consequences to a partner will generally depend upon the status of the partner and the activities of the partnership. A holder of Debt Securities that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences to them of the ownership and disposition of the Debt Securities.

U.S. Tax Considerations for U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Debt Security that is:

•	a citizen or resident of the United States,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof,

•	an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust, (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person.

Payment of Interest

Interest on the Debt Securities generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S. Holder’s regular method of tax accounting.

Disposition or Repayment of a Debt Security

A U.S. Holder of Debt Securities will recognize gain or loss on the taxable sale, redemption, exchange or other disposition of the Debt Securities. This gain or loss will be measured by the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holder’s adjusted tax basis in the Debt Securities. A U.S. Holder’s adjusted tax basis for determining gain or loss on a sale or disposition of Debt Securities generally will be its cost. Gain on the sale, exchange or other disposition of a Debt Security generally will be long-term capital gain or loss, generally taxable to non-corporate U.S. Holders who sell, exchange or otherwise dispose of their Debt Securities in taxable years beginning before January 1, 2009 at a rate of 15 percent, if the Debt Security has been held for more than one year. The deductibility of capital losses, however, is subject to a number of limitations. Prospective purchasers of Debt Securities should consult their own tax advisors concerning the tax consequences of a sale, exchange or other disposition of the Debt Securities.

Backup Withholding and Information Reporting

The amount of any interest paid on the Debt Securities in each calendar year and the amount of tax withheld, if any, with respect to the payments will generally be required to be reported to the Internal Revenue Service (“IRS”). A U.S. Holder may be subject to backup withholding tax (at a rate of 28%) with respect to interest payments and gross proceeds from the sale, exchange or disposition of Debt Securities unless (1) the U.S. Holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the IRS.

Certain U.S. Tax Considerations for Foreign Holders

Set forth below is a summary of certain U.S. tax consequences for Foreign Holders of Debt Securities. For purposes of this discussion, “Foreign Holder” means a beneficial owner of a Debt Security that is an individual, corporation (including an entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

Income and Withholding Tax

Subject to the discussion of backup withholding below:

•	Payments of principal of and interest on a Debt Security to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax if, in the case of interest:

(1)	the payments are not effectively connected with the conduct of a U.S. trade or business,

(2)	the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(3)	the Foreign Holder is not (a) a controlled foreign corporation related to us through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

(4)	the interest is not contingent on our profits, revenues, or changes in the value of our property or otherwise described in Section 81(h)(4) of the Code (“Contingent Interest”), and

(5)	either (a) prior to payment, a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) is received certifying that the beneficial owner of the Debt Security is not a U.S. person and certain other requirements are met or (b) the Foreign Holder holds the Debt Security through a foreign intermediary or partnership and the certification requirements of applicable Treasury Regulations are satisfied;

•	A Foreign Holder of a Debt Security will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a Debt Security unless in general:

(1)	the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder, or

(2)	the Foreign Holder is an individual who is present in the United States for 183 days or more during the taxable year and either (a) the individual’s “tax home” for U.S. federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual; and

•	A Debt Security beneficially owned by an individual who at the time of death was not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) will not be included in the decedent’s gross estate for U.S. federal estate tax purposes as a result of such individual’s death, unless the individual:

(1)	actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote, or

(2)	held the Debt Security in connection with a U.S. trade or business, or

(3)	the Debt Security provided for the payment of Contingent Interest.

A Foreign Holder that does not qualify for exemption from withholding under the rules summarized above generally will be subject to U.S. withholding at a rate of 30% (or lower treaty rate under an applicable income tax treaty) on payments of interest on the Debt Securities.

If a Foreign Holder is engaged in a trade or business in the United States, and if interest on its Debt Securities (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Foreign Holder, although exempt from the withholding tax discussed above (provided the Foreign Holder timely provides a properly completed and duly executed IRS Form W-8ECI or successor form), will generally be subject to regular U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. person unless such Foreign Holder properly claims the benefits of the income tax treaty, if any, between the United States and its country of residence (generally by providing a properly completed and duly executed IRS Form W-8BEN) and such interest or gain is not attributable to a permanent establishment or fixed base of such Foreign Holder in the United States. In addition, if a Foreign Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

The foregoing does not deal with all aspects of U.S. federal income and withholding tax that may be relevant to Foreign Holders, including Foreign Holders that hold Debt Securities through a partnership, qualified intermediary or other “pass-through” entity. Foreign Holders are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Debt Securities.

Backup Withholding and Information Reporting

The amount of any interest paid on the Debt Securities in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS. Foreign Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a Debt Security held by a Foreign Holder to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

•	a U.S. person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or

•	a foreign partnership with specified connections to the United States.

Information reporting and backup withholding may apply to payment of the proceeds from a sale of a Debt Security held by a Foreign Holder to or through the U.S. office of a broker unless the holder establishes an exemption from one or both.

Foreign Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s U.S. federal income tax, provided the necessary information is furnished to the IRS.

Plan of Distribution

We may sell the Debt Securities either: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents.

If underwriters or dealers are used in the sale, the underwriters or dealers will acquire the Debt Securities for their own account and may later resell the Debt Securities. Resale transactions for the

Debt Securities may include negotiated transactions, the resale at a fixed public offering price or resale at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such underwriting firms may purchase and sell the Debt Securities in the secondary market, but they are not obligated to do so. There are no assurances that there will be a secondary market for the Debt Securities. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell the Debt Securities directly or through agents designated by us. We will name any agent involved in the offer or sale of the Debt Securities and state any commissions paid by us to that agent in the prospectus supplement. We will set forth in the prospectus supplement the net proceeds we will receive from the sale of the Debt Securities. Unless indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment. Any agent will also be deemed to be an underwriter as that term is defined in the Securities Act.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities at the public offering price provided in the prospectus supplement and provide for payment and delivery on a future date specified in the prospectus supplement. Contracts for those delayed purchases will be subject only to the conditions contained in the prospectus supplement and the prospectus supplement will set forth the commission to be paid for solicitation of those contracts.

We may indemnify any underwriters, dealers and agents who participate in the distribution of the Debt Securities against certain civil liabilities, including liabilities under the Securities Act. We also may agree to make contributions with respect to payments which the agents or underwriters may be required to make. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

AIG Financial Securities Corp., one of our affiliates, or other affiliates of ours, may act as an underwriter, dealer or agent in a sale of the Debt Securities. Any sale involving AIG Financial Securities Corp. or any of our other affiliates will be made pursuant to the provisions of Rule 2720 of the National Association of Securities Dealers, Inc. (the “NASD”).

None of AIG Financial Securities Corp., our other affiliates, or any other NASD member participating in an offering of these securities in which AIG Financial Securities Corp. or any of our other affiliates is acting as an underwriter, dealer or agent will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

Our affiliates, including AIG Financial Securities Corp., may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. In secondary market transactions, our affiliates may resell the securities they acquire from other holders, after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, our affiliates may act as principal or agent and may receive compensation in the form of discounts and commissions from both the purchaser and seller.

The aggregate initial offering price specified on the cover of this prospectus relates to the initial offering of securities not yet issued as of the date of this prospectus. This amount does not include the securities to be sold in market-making transactions. The latter includes securities to be issued after the date of this prospectus, as well as securities previously issued.

We will not receive any proceeds from secondary market transactions and we do not expect that any of our affiliates that engage in these transactions will pay any proceeds from secondary market transactions to us. Information about trade and settlement dates, as well as the purchase price, for secondary market transactions will be provided to the purchaser in a separate confirmation of sale. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise.

The maximum commission or discount to be received by an NASD member or independent broker-dealer will not be greater than 8% of the aggregate principal amount of the Debt Securities being offered, for the sale of any Debt Securities pursuant to this prospectus and any accompanying prospectus supplement.

Experts

The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

The validity of the issuance of the Debt Securities we are offering will be passed upon for us by O’Melveny & Myers LLP, Los Angeles, California. Morgan, Lewis & Bockius LLP, Los Angeles, California will pass upon certain legal matters for the underwriters or agents.

Debt Securities

PROSPECTUS

May 25, 2007

Part II

Information not Required In Prospectus

Item 14.  Other Expenses of Issuance and Distribution

The following provides estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

1. Registration Fee	$	*
2. NASD Fee		30,500
3. Cost of Printing, Engraving and Freight**		300,000
4. Legal Fees and Expenses**		300,000
5. Accounting Fees**		100,000
6. Trustee Fees**		60,000
7. Rating Agency Fees**		1,200,000
8. Miscellaneous**		50,000

Total		$2,040,500

*	Registration fees are being deferred pursuant to Rules 456(b) and 457(r) and are not being estimated.

**	Estimated and subject to future contingencies.

Item 15. Indemnification of Directors and Officers

Pursuant to the California Corporations Code and Section 7.5 of the registrant’s Bylaws, directors, officers, employees and agents of the registrant may be indemnified by the registrant in certain circumstances against liabilities they incur while acting in such capacities.

Item 16. Exhibits

Exhibit
Number	Description

4.1*	Indenture, dated as of August 1, 2006, between International Lease Finance Corporation and Deutsche Bank Trust Company Americas, as Trustee.
4.2	Indenture, dated as of November 1, 2000, between the Company and the Bank of New York, as Trustee (filed as an exhibit to Registration No. 333-49566 and incorporated by reference).
4.3	First Supplemental Indenture, dated as of August 16, 2002, to the Indenture between the Company and the Bank of New York (filed as Exhibit 4.2 to Registration Statement No. 333-100340 and incorporated herein by reference).
5.1	Opinion of O’Melveny & Myers LLP as to the legality of the Debt Securities.
12	Computations of Ratio of Earnings to Fixed Charges (filed as Exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and incorporated herein by reference).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of O’Melveny & Myers LLP (included in their opinion filed as Exhibit 5.1).
24*	Power of Attorney.
25.1*	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas, as Trustee.
25.2	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee.

*	Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided however, that paragraphs (i), (ii) and (iii) do not apply if the information otherwise required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The registrant hereby undertakes that, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 24th day of May, 2007.

INTERNATIONAL LEASE
FINANCE CORPORATION

By:	Alan H. Lund
Vice Chairman and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons on May 24, 2007 in the capacities indicated.

Signature	Title

Steven F. Udvar-Hazy* Steven F. Udvar-Hazy	Chairman of the Board, Chief Executive Officer and Director

John L. Plueger* John L. Plueger	President, Chief Operating Officer and Director

Alan H. Lund Alan H. Lund	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)

Kurt Schwarz Kurt Schwarz	Senior Vice President, Chief Accounting Officer and Controller

Leslie L. Gonda* Leslie L. Gonda	Chairman of the Executive Committee and Director

Louis L. Gonda* Louis L. Gonda	Director

Martin J. Sullivan* Martin J. Sullivan	Director

Signature	Title

William N. Dooley* William N. Dooley	Director

Steven J. Bensinger* Steven J. Bensinger	Director

*By: Alan H. Lund Alan H. Lund Attorney-in-fact

Index to Exhibits

Exhibit
Number		Exhibit

4.1	*	Indenture dated as of August 1, 2006, between International Lease Finance Corporation and Deutsche Bank Trust Company Americas, as Trustee.
4.2		Indenture, dated as of November 1, 2000, between the Company and The Bank of New York, as Trustee (filed as an exhibit to Registration No. 333-49566 and incorporated by reference).
4.3		First Supplemental Indenture, dated as of August 16, 2002, to the Indenture between the Company and The Bank of New York (filed as Exhibit 4.2 to Registration Statement No. 333-100340 and incorporated herein by reference).
5.1		Opinion of O’Melveny & Myers LLP as to the legality of the Debt Securities.
12		Computations of Ratio of Earnings to Fixed Charges (filed as Exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and incorporated herein by reference).
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of O’Melveny & Myers LLP (included in their opinion filed as Exhibit 5.1).
24	*	Power of Attorney
25.1	*	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas, as Trustee.
25.2		Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee.

*	Previously filed.